Exhibit 10.56

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT is made and entered into and effective as of October 1, 2008, by and between ADA-ES, Inc., a Colorado corporation (“Licensor”), and Crowfoot Development, LLC, a Delaware limited liability company (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners I-B IP, LP, and Energy Capital Partners I (Crowfoot IP), LP, (collectively, the “ECP Parties”) and Licensor are parties to a the Joint Development Agreement, dated as of October 1, 2008 (“Joint Development Agreement”);

WHEREAS, Licensor has established Licensee to serve as the vehicle through which Licensor and the ECP Parties will jointly engage in the ownership and development, directly or indirectly, of activated carbon production and supply facilities;

WHEREAS, pursuant to the Joint Development Agreement, Licensor agreed to transfer, convey, assign and deliver to Licensee certain assets of Licensor used or held for use in connection with the Business (as defined below);

WHEREAS, Licensor is the owner of certain Intellectual Property (as defined herein) used or held for use in connection with the Business or otherwise relating to the ADA-ES Contributed Assets and/or the Underlying Assets that will be retained by Licensor following the Closing, and Licensor may in the future own certain Intellectual Property that relates to the manufacture, production, processing and/or supply of activated carbon for the control of mercury emissions from coal fired power plants; and

WHEREAS, Licensee desires to obtain, and Licensor is willing to grant to Licensee and its Affiliates, a license to the Licensed Intellectual Property (as defined herein).

NOW, THEREFORE, in consideration of the foregoing as well as the terms and conditions herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement, (a) unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Joint Development Agreement, and (b) the following terms shall have the meanings hereinafter specified.

“After-Filed Patents” means those patents or patent applications claiming a filing date on or after the Closing Date that are owned by Licensor or any of its Affiliates and that are directed to any Intellectual Property used or held for use in connection with the

* indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

Business or otherwise relating to the ADA-ES Contributed Assets and/or the Underlying Assets, but are not included in the ADA-ES Contributed Assets or the Underlying Assets, but excluding any modifications, improvements or enhancements to such Intellectual Property conceived or created after the Closing Date.

“Agreement” means this Intellectual Property License Agreement, including the Schedules attached hereto, as the same may be amended, modified or supplemented from time to time.

“Competitor” means any Person in the air pollution control industry with more than $10 million per year in gross revenues of activated carbon for mercury control emissions in power plants (the “Gross Revenue Threshold”), which Gross Revenue Threshold will be increased annually by multiplying the Gross Revenue Threshold for the immediately preceding calendar year by a factor equal to the amount of the increase, if any, in the annual figure for the Consumer Price Index for the immediately preceding calendar year, over the annual figure for the Consumer Price Index of the preceding calendar year; provided, however, that a “Competitor” shall not include any private equity fund or other financial buyer that owns any interest in a Person that would otherwise be a “Competitor” hereunder.

“Consumer Price Index” means the “Consumer Price Index for Urban Wage Earners and Clerical workers (1967 = 100)” specified for “All Items – United States” compiled by the Bureau of Labor Statistics for the United States (“Index”). In the event the Index is hereafter converted to a different standard reference base or otherwise revised, the determination of the percentage change shall be made with the use of such conversion factor, formula or table for converting the Index as may be published by the Bureau of Labor Statistics or, if said Bureau does not publish the same, then as shall be reasonably determined by the Parties.

“Excluded Affiliates” means any Affiliate that is (i) a natural person, (ii) an upstream Affiliate of Licensor that holds less than Fifty Percent, or (iii) a downstream Affiliate of Licensor of which Licensor holds less than Fifty Percent. “Fifty Percent” means 50% of the total number of outstanding common or other equity interests (however denominated) of such Person, 50% of the total voting power of all outstanding equity interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, 50% of the dividends paid and other distributions made by such Person prior to liquidation or 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Field” means the manufacture, production, processing and/or supply of activated carbon for (i) the control of mercury emissions from coal fired power plants or (ii) any application or use competitive with the control of mercury emissions from coal fired power plants.

“Future Licensing Period” means the period commencing after the Closing and ending at such time as (i) Licensor no longer holds (x) if during the five-year period following the Closing Date, any membership or other equity interest in Licensee, and (y) if at any time after such initial five-year period, the right to designate at least one Manager to the Licensee’s Board of Managers, or (y) any of the ECP Parties transfers its membership or other equity interest in Licensee to a Competitor.

“Intellectual Property” means all intellectual property and proprietary rights, including (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent and invention disclosures, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, brand names, trade names, domain names, and business and product names, and all applications and registrations therefor, and all extensions and renewals thereof, and all goodwill of the business connected with the use of and symbolized by the foregoing (the “Trademarks”), (iii) all copyrights and copyrightable works, all mask works, industrial designs, and protectible designs, and all applications and registrations therefor, and all extensions and renewals thereof, (iv) all trade secrets and confidential business information (including research and development, know-how, formulae, compositions, processes, techniques, methodologies, technical information, designs, industrial models, manufacturing, engineering and technical drawings, specifications, research records, records of inventions, test information, customer and supplier lists, customer data, pricing and cost information, and business and marketing plans and proposals), (v) all Software, and all electronic data, databases and data collections, and (vi) all rights to use all of the foregoing and all other rights in, to, and under the foregoing.

“Joint Development Agreement” has the meaning set forth in the Recitals of this Agreement.

“Licensed Intellectual Property” means (i) the Intellectual Property of Licensor and its Affiliates as of the Closing used or held for use in connection with the Business or otherwise relating to the ADA-ES Contributed Assets and/or the Underlying Assets, including (x) the Intellectual Property listed on Schedule A attached hereto, and (y) After-Filed Patents, and (ii) the New IP; provided, however, that “Licensed Intellectual Property” shall not include any (A) Transferred Intellectual Property, or (B) any Trademarks.

“Licensee” has the meaning set forth in the Preamble of this Agreement.

“Licensor” has the meaning set forth in the Preamble of this Agreement.

“New IP” means the Intellectual Property of Licensor and its Affiliates acquired or developed during the Future Licensing Period relating primarily to the Field.

“Software” means computer programs, applications, interfaces, operating systems, middleware, firmware or embedded software programs or applications, including source code, object code, including related documentation, development tools, test suites, files, processes, scripts, routines used to process data, web sites (including related computer code and content), improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded.

“Transferred Intellectual Property” means the Intellectual Property that, immediately prior to the Closing, was owned by Licensor or any of its Affiliates and that is primarily used or held for use in connection with the Business or otherwise primarily relating to the ADA-ES Contributed Assets and/or the Underlying Assets, including the Intellectual Property listed in Part A of Section 4.6(a) of the Disclosure Schedule to the Joint Development Agreement.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

ARTICLE II

LICENSE

Section 2.1 License of Licensed Intellectual Property. Effective as of the Closing, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, exclusive license to use the Licensed Intellectual Property (other than the New IP) in the Field. Effective as of the date of acquisition or development of any New IP, on the terms and conditions set forth herein, Licensor hereby grants to Licensee and its Affiliates a perpetual, worldwide, royalty-free, fully paid up, exclusive license to use such New IP in connection with the Field. The foregoing licenses include the right (a) to make, have made, use, import, export, distribute, offer to sell and sell products under the Licensed Intellectual Property, and (b) to publish, display, reproduce, copy, modify, improve, create derivative works of, enhance, and otherwise exploit such Licensed Intellectual Property. The foregoing licenses shall be sublicensable solely as is reasonably necessary in connection with the receipt of goods and services by Licensee and its Affiliates but is not sublicensable pursuant to this Section 2.1 for use by any third Person for such third Person’s own benefit. Licensor shall promptly advise Licensee in writing of any acquisition or development of any New IP. For the avoidance of doubt, nothing in this Agreement shall prohibit Licensor from using the Licensed Intellectual Property for applications or other uses that are outside the Field.

Section 2.2 Requests for Licensed Intellectual Property. To the extent that Licensee becomes aware that its personnel is not in possession of (a) copies of all documentation (either in electronic or hard copy) that is in Licensor’s possession or control as of the Closing Date and that constitutes Licensed Intellectual Property and/or is reasonably necessary for the use of the Licensed Intellectual Property, and/or (b) tangible embodiments of the Licensed Intellectual Property (including copies of all Software included in the Licensed Intellectual Property) that is in Licensor’s possession or control as of the Closing Date, promptly following Licensee’s request, Licensor will confidentially provide to Licensee copies (at Licensee’s option, either in electronic (to the extent available) or hard copy) of such documentation and/or tangible embodiments as such documentation and/or tangible embodiments existed as of the Closing Date. Notwithstanding anything to the contrary in this Section 2.2, with respect to Licensed Intellectual Property that is New IP, promptly after such coming into Licensor’s possession or control, Licensor shall confidentially provide to Licensee (at Licensee’s option, either in electronic (to the extent available) or hard copy) (a) copies of all documentation that is in Licensor’s possession or control and constitutes such Licensed Intellectual Property and/or is reasonably necessary for the use of such Licensed Intellectual Property, and/or (b) tangible embodiments of such Licensed Intellectual Property (including copies of all Software included in such Licensed Intellectual Property) that is in Licensor’s possession or control. If Licensee has a reasonable basis to believe that Licensor has failed to either (i) provide to Licensee copies of such documentation and/or tangible embodiments or (ii) advise Licensee of any New IP in accordance with Section 2.1, then, upon reasonable notice to Licensor and during normal business hours, Licensee shall have the right to confidentially audit and inspect the books and records relating to the acquisition and development of such Intellectual Property (and make confidential copies thereof); provided, however, that if any Member of Licensee is a Competitor, no such right of audit shall apply.

Section 2.3 Right to License Additional Intellectual Property.

(a) If, during the Future Licensing Period, Licensor or any of its Affiliates (other than Excluded Affiliates) acquires or develops any Intellectual Property relating to the Field, including, without limitation, a carbon application for control of pollutants developed by Licensor for control of pollutants other than mercury (but in each case other than New IP) (hereinafter, the “Additional IP”), Licensor shall promptly advise Licensee in writing thereof and shall provide such technical information related thereto on a confidential basis to allow Licensee to evaluate such Intellectual Property. If Licensee has a reasonable basis to believe that Licensor has failed to advise Licensee of any such Intellectual Property acquired or developed during the Future Licensing Period, Licensee shall have the same audit rights with respect to such Intellectual Property as it has with respect to New IP pursuant to the last sentence of Section 2.2.

(b) With respect to each item of Additional IP, Licensor shall (and shall cause its applicable Affiliate(s) (other than Excluded Affiliates) to) offer to Licensee and its Subsidiaries a perpetual, worldwide, exclusive license to use such Additional IP in connection with the Field, on such additional terms as Licensor or such Affiliate is willing to accept. If Licensor’s and such Affiliates’ rights in such Additional IP are less than those described in the immediately preceding sentence, then Licensor and such Affiliates shall only be obligated to offer the maximum rights that Licensor and such Affiliates have with respect to such Additional IP, provided that such limitations were not imposed through any breach of this Agreement. Licensee shall advise Licensor within thirty (30) days after the later of (i) receiving written notice of such new Intellectual Property (or, in the case of any such Intellectual Property disclosed through audit, thirty (30) days after disclosure of such new Intellectual Property in the audit) and (ii) receiving an offer to license such new Intellectual Property (including the material terms of such license), whether Licensee wishes to license such Intellectual Property from Licensor or such Affiliate on the offered terms. If Licensee does not accept Licensor’s offer to license Additional IP within thirty (30) days and the parties have not otherwise reached an agreement within such period through good-faith negotiation, then Licensor and its Affiliates may offer to any other Person a perpetual, worldwide, exclusive license to use such Intellectual Property in connection with any or all of the Field so long as the terms of such offer are no more favorable than the terms offered to, or the best terms offered by, Licensee during the course of such negotiations. If any other Person (a “Proposed Licensee”) is willing to exclusively license such Intellectual Property from Licensor or its Affiliate(s) in connection with any or all of the Field on a non-worldwide basis or for less than a perpetual term, but the other material terms of the license are less favorable than the terms of the best offer provided by Licensee, then prior to granting such license to such Proposed Licensee, Licensor shall (i) notify Licensee of the name and address of such Proposed Licensee, (ii) provide a reasonably detailed summary of the price and other material terms of the proposed arrangement with such Proposed Licensee, and (iii) offer such license to Licensee on the same terms. If Licensee does not want to accept such license, Licensor may grant such license on such terms to such Proposed Licensee. If there is any Proposed Licensee willing to license such Intellectual Property from Licensor or its Affiliate(s) in connection with any or all of the Field on a non-exclusive basis, but the other material terms of the license are less favorable than the terms of the best offer provided by Licensee, then Licensor shall provide a reasonably detailed summary of the price and other material terms of the proposed arrangement with such Proposed Licensee and offer such license to Licensee on the same terms.

(c) Notwithstanding anything to the contrary in paragraphs (a) and (b) of this Section 2.3 above, but subject to this Section 2.3(c), if, during the Future Licensing Period, Licensor or any of its Affiliates acquires or develops any Intellectual Property relating exclusively or primarily to the manufacture, production, processing and/or supply of activated carbon for the control of carbon dioxide emissions, Licensor shall have no obligation to offer a license thereto to Licensee; provided, however, that prior to offering such Intellectual Property to any Person for any application or use that would act as a substitute for, or would otherwise eliminate or significantly reduce the need for, control of mercury emissions from coal fired power plants, Licensor shall (and shall cause its applicable Affiliate(s) to) comply with paragraphs (a) and (b) of this Section 2.3 with respect to such Intellectual Property.

ARTICLE III

ACKNOWLEDGEMENTS

Section 3.1 No Ownership Claim by Licensee. Licensee hereby acknowledges and agrees that it shall not at any time file any application to register, or otherwise claim ownership of, the Licensed Intellectual Property anywhere in the world.

Section 3.2 Ownership of Derivative Works. Licensee acknowledges and agrees that (a) to the extent that Licensee or any of its Affiliates creates derivative works of the Licensed Intellectual Property pursuant to Section 2.1, ownership of the new original elements of any such derivative work shall reside with Licensee and its Affiliates, and (b) Licensee and its Affiliates shall not have any obligation to make any such derivative work available to, or have any duty to account to, Licensor.

Section 3.3 No Support of Licensed Intellectual Property. Licensee hereby acknowledges and agrees that, except as expressly set forth herein, in the Joint Development Agreement and the Master Services Agreement, Licensor shall have no obligation whatsoever to provide support, maintenance, revisions, updates, upgrades, enhancements, new versions, bug fixes, patches or any other assistance of any kind to Licensee in connection with the Licensed Intellectual Property.

ARTICLE IV

ENFORCEMENT

Section 4.1 Notice of Unauthorized Use. In the event that a Party (or any of its Affiliates) becomes aware of any infringement, misappropriation or other violation by any third Person of the Licensed Intellectual Property (each, an “Unauthorized Use”), such Party shall promptly provide the other Party with written notice thereof.

Section 4.2 Enforcement by Licensor. Licensor shall have the right, but not the obligation, to challenge and attempt to eliminate each Unauthorized Use. In the event that Licensor decides to bring an enforcement action, Licensee shall reasonably cooperate (and shall require its Affiliates to reasonably cooperate), at Licensor’s expense, with Licensor in investigating, prosecuting and settling any enforcement action instituted by Licensor against any Person engaging in an Unauthorized Use. Licensor may bring such action in the name of Licensor alone or in the name of both Licensor and Licensee (including any of Licensee’s Affiliates) with counsel of Licensor’s choosing, but at Licensor’s expense. Licensee, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such enforcement action instituted by Licensor. All proceeds recovered in such enforcement action shall first be remitted to each of the Parties to reimburse them, on a pro rata basis, for their respective reasonable out-of-pocket costs and expenses incurred in connection with such action, and any remaining proceeds shall be retained by Licensor.

Section 4.3 Enforcement by Licensee. In the event that Licensor has not taken reasonable steps to challenge and attempt to eliminate an Unauthorized Use within thirty (30) days after written notice from Licensee of its intent to itself challenge and attempt to eliminate such Unauthorized Use, Licensee shall have the right, but not the obligation, to challenge and attempt to eliminate the Unauthorized Use. In the event that Licensee decides to bring an enforcement action, Licensor shall reasonably cooperate (and shall require its Affiliates to reasonably cooperate), at Licensee’s expense, with Licensee in investigating, prosecuting and settling any enforcement action instituted by Licensee against any Person engaging in an Unauthorized Use. Licensee may bring such action in the name of Licensor alone or in the name of both Licensor and Licensee (including any of Licensee’s Affiliates) with counsel of Licensee’s choosing, but at Licensee’s expense. Licensor, at its own expense, shall have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such enforcement action instituted by Licensee. All proceeds recovered in such enforcement action shall first be remitted to each of the Parties to reimburse them, on a pro rata basis, for their respective reasonable out-of-pocket costs and expenses incurred in connection with such action, and any remaining proceeds shall be retained by Licensee.

Section 4.4 No Right to Enforce. Except to the extent set forth in this Article IV, Licensee shall not have the right to prosecute or settle an action against any Person who engages in an Unauthorized Use.

ARTICLE V

CONFIDENTIALITY

Section 5.1 Confidentiality. Except as expressly permitted under this Agreement, Licensee, on behalf of itself and its Affiliates, agrees not to disclose to any third party any confidential information included in the Licensed Intellectual Property and agrees to treat such Licensed Intellectual Property in the same manner (but in no event using less than a commercially reasonable degree of care) as Licensee treats other similarly sensitive Intellectual Property owned by Licensee; provided that Licensee’s obligation hereunder shall not apply to information that:

(a) is or becomes public knowledge without any action or omission by, or involvement of, Licensee or any of its Affiliates;

(b) is obtained by Licensee or any of its Affiliates without restrictions on use or disclosure from a third Person who, to Licensee’s or such Affiliates’ knowledge, breached no obligation of confidentiality in disclosing the information; or

(c) is independently developed by Licensee or any of its Affiliates without reference or access to the non-public Licensed Intellectual Property and is so documented.

Section 5.2 Permitted Disclosures. Notwithstanding Section 5.1, confidential Licensed Intellectual Property may be disclosed by Licensee:

(a) to Licensee’s directors, officers, employees, agents, auditors, consultants, financial advisors, financing sources (whether actual or potential) and permitted sublicensees; provided that Licensee ensures that any such Persons are bound in writing by obligations of confidentiality and non-disclosure at least as strict as those contained in this Article IV; and

(b) pursuant to any judicial or governmental order, or to a regulatory authority or under other operation of law; provided that Licensee (i) promptly gives Licensor notice of the circumstances of the required disclosure prior to making any such disclosure so that Licensor, in its sole discretion, may seek an appropriate protective order or other appropriate remedy from the proper authority, (ii) takes all commercially reasonable steps necessary to assist Licensor in seeking such order or other remedy, and (iii) if Licensor is not successful in precluding the requesting legal body from requiring the disclosure of its non-public Licensed Intellectual Property, limits disclosures to the portion of non-public Licensed Intellectual Property specifically required to be disclosed and exercises all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the non-public Licensed Intellectual Property.

Section 5.3 Unauthorized Disclosure. If, at any time, Licensee determines that any of its directors, officers, employees, agents, auditors, consultants, or sublicensees has disclosed, or sought to disclose, confidential Licensed Intellectual Property in violation of this Intellectual Property Agreement, or that Licensee or any of its personnel has engaged in activities that may lead to the unauthorized use or disclosure of any confidential Licensed Intellectual Property, Licensee shall immediately take action to prevent any further unauthorized use or disclosure, including where appropriate, terminating the applicable personnel’s access to such confidential Licensed Intellectual Property and immediately notifying Licensor. Licensee will cooperate with Licensor in investigating any apparent unauthorized disclosure or use of the confidential Licensed Intellectual Property.

Section 5.4 Employees; Consultants. During the Future Licensing Period, (i) Licensor shall cause all officers, directors (other than outside directors) and key employees to enter into proprietary rights agreements vesting or assigning ownership of Intellectual Property to Licensor in a form substantially similar to Licensor’s employment agreements with Michael Durham and C. Jean Bustard as in effect on the date hereof and (ii) Licensor shall use reasonable best efforts to cause key consultants to enter into proprietary rights agreements vesting or assigning ownership of Intellectual Property to Licensor in a form substantially similar to the Agreement for Project Development Services between Licensor, Ramco Generating Two and the other parties signatory thereto, as in effect on the date hereof.

ARTICLE VI

DISCLAIMER OF WARRANTIES; LIABILITY

Section 6.1 No Warranties. LICENSOR WARRANTS THAT IT HAS THE RIGHT TO GRANT THE LICENSES AND RIGHTS GRANTED HEREIN AND TO ENTER INTO THIS AGREEMENT. EXCEPT FOR THE EXPRESS WARRANTIES IN THE PREVIOUS SENTENCE AND EXCEPT AS EXPRESSLY PROVIDED IN THE JOINT DEVELOPMENT AGREEMENT AND THE OTHER OPERATIVE AGREEMENTS, NO PARTY MAKES, AND NO PARTY RECEIVES, ANY OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

Section 6.2 Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN THE JOINT DEVELOPMENT AGREEMENT AND THE OTHER OPERATIVE AGREEMENTS AND EXCEPT IN CONNECTION WITH A BREACH OF ARTICLE V OR IN THE EVENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE RESPONSIBLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER WHICH IN ANY WAY ARISE OUT OF, RELATE TO OR ARE A CONSEQUENCE OF, THE PERFORMANCE OR NONPERFORMANCE BY SUCH PARTY UNDER THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, or if mailed (first class postage prepaid) or deposited with a reputable overnight carrier for next day delivery to the Parties at the following addresses or facsimile numbers:

If to Licensor, to:

ADA-ES, Inc.

8100 SouthPark Way

Unit B

Littleton, Colorado 80120

Facsimile No.: (303) 734-0330

Attn: President

with a copy (which shall not constitute notice to Licensor), to:

Fox Rothschild LLP

997 Lenox Drive

Building 3

Lawrenceville, New Jersey 08543-5231

Facsimile No.: (609) 896-1469

Attn: Jonathan R. Lagarenne

If to Licensee, to:

Crowfoot Development, LLC

c/o ADA-ES, Inc.

8100 SouthPark Way

Unit B

Littleton, Colorado 80120

Facsimile No.: (303) 734-0330

Attn: President

and concurrently to:

Crowfoot Development, LLC

c/o Energy Capital Partners, LLC

51 John F. Kennedy Parkway

Suite 200

Short Hills, New Jersey 07078

Facsimile No.: (973) 671-6101

Attn: Tyler Reeder, Vice President

CC: General Counsel

with a copy (which shall not constitute notice to Licensee), to:

Fox Rothschild LLP

997 Lenox Drive

Building 3

Lawrenceville, New Jersey 08543-5231

Facsimile No.: (609) 896-1469

Attn: Jonathan R. Lagarenne

with a copy (which shall not constitute notice to Licensee), to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Facsimile No.: (212) 751-4864

Attn: Jennifer F. Massouh

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 7.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt and (c) if delivered by mail or reputable overnight carrier in the manner described above to the address as provided in this Section 7.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 7.1). Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 7.2 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 7.3 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of both Parties.

Section 7.4 Specific Performance. Notwithstanding anything contained herein to the contrary, each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

Section 7.5 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 7.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to conflicts of laws principles (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other state.

Section 7.8 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.9 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.10 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be delivered via facsimile or PDF, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 7.11 Entire Agreement, Conflict. This Agreement, together with the Joint Development Agreement and the Master Services Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof. If there is a conflict between the terms of this Agreement, and the Joint Development Agreement, the terms of this Agreement shall govern; provided that nothing herein shall be deemed to prevent Licensee from exercising any rights it may have pursuant to the Joint Development Agreement.

Section 7.12 Assignment.

(a) Except as expressly provided in this Section 7.12, neither Party may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the other Party.

(b) Notwithstanding Section 7.12(a) above, without the prior written consent of Licensee, Licensor may assign this Agreement, in whole or in part, in connection with and to the extent of its assignment or other transfer of any of the Licensed Intellectual Property.

(c) Notwithstanding Section 7.12(a) above, without the prior written consent of Licensor, Licensee may assign this Agreement, in whole or in part (i) to any of its Affiliates, (ii) to any third Person in connection with an acquisition of the Licensee (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise), and/or (iii) to any third Person in connection with an acquisition of a discrete business unit or division of the Licensee (whether by merger, consolidation, sale of assets, sale or exchange of stock, or otherwise). For the avoidance of doubt, any permitted “assignment in part” of this Agreement shall not preclude Licensee’s or its Affiliates’ use of the Licensed Intellectual Property pursuant to this Agreement following the effective date of such partial assignment in connection with the assets retained by Licensee or its Affiliates.

(d) Notwithstanding anything to the contrary in this Section 7.12, either Party may assign (including by way of a pledge) to its lenders or other financing sources any or all of its rights hereunder as collateral security (which assignment shall not relieve such assigning Party of its obligations hereunder).

(e) Any purported assignment in violation of this Section 7.12 shall be null and void.

Section 7.13 Binding on Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and Licensee’s Affiliates and permitted sublicensees, and their respective successors and permitted assigns.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by its duly authorized officer.

ADA-ES, INC.

By:	/s/ Michael D. Durham
Name:	Michael D. Durham
Title:	President & CEO

CROWFOOT DEVELOPMENT, LLC

By:	/s/ C. Jean Bustard
Name:	C. Jean Bustard
Title:	Manager

[SIGNATURE PAGE TO INTELLECTUAL PROPERTY LICENSE AGREEMENT]

Schedule A

Licensed Intellectual Property

1.	Invention Disclosures

a. *

2.	Material Unregistered Trademarks, Service Marks and Copyrights

a. ACI Bid Template Version 2-05-08, confidential commercial ACI system sizing and bid development spreadsheet developed by ADA-ES mercury Control systems Groupnone.

b. Distribution system design practices including computational fluid dynamics modeling.

c. Programmable Logic Controller software and feeder logic for ADA-ES ACI systems.

3.	Software Including Upgrades and Updates Thereto

a. ACI Bid Template Version 2-05-08, confidential commercial ACI system sizing and bid development spreadsheet developed by ADA-ES mercury Control systems Groupnone;

A-1